UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 14, 2006
BankAtlantic Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Florida	34-027228	65-0507804

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2100 West Cypress Creek Road
Ft. Lauderdale, Florida		33309

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code 954-940-5000
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 7.01. Regulation FD Disclosure
Item 9.01 Financial Statements and Exhibits
Signature
EX-99.1 Presentation

Item 7.01. Regulation FD Disclosure
     BankAtlantic Bancorp, Inc. (the “Company”) is furnishing presentation materials included as Exhibit 99.1 to this report pursuant to Item 7.01 Form 8-K. The Company is changing its presentation materials furnished on its November 2, 2006 Form 8-K to include a $26.6 million loan in non-performing assets and the presentation materials filed herewith supercede the materials filed with the November 2, 2006 Form 8-K. The Company will incorporate these presentation materials in its investor presentations during the fourth quarter of 2006. The information in this report (including Exhibit 99.1) is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. This report will not be deemed an admission as to the materiality of any information herein (including Exhibit 99.1). The presentation also contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP measures, which it defines as “operating” measures, in their analysis of the Company’s performance. These “operating” measures adjust GAAP net income to exclude the reserve for fines and penalties related to a compliance matter, an impairment charge related to the Company’s former headquarters, and costs and gains associated with debt redemptions. The “operating” measures also adjust BankAtlantic’s GAAP net interest margin to exclude interest income and interest expense associated with loan participations sold that are accounted for as secured borrowings. The Company believes that these non-GAAP operating measures supplement our GAAP financial information and provide useful measures of evaluating the Company’s operating results and any related trends that may be affecting the Company’s business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. The Company is not undertaking to update this presentation in subsequent periods.
Item 9.01 Financial Statements and Exhibits
     (c) Investor presentation materials.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 14, 2006

BANKATLANTIC BANCORP, INC.
By:	/s/ James A. White
James A. White
Chief Financial Officer